Exhibit 2

Credit Suisse (Schweiz) AG
Control Agreement

CONTROL AGREEMENT

Regarding the Security Agreement

December 31, 2020

Credit Suisse (Schweiz) AG
Control Agreement

between

1.	Blenheim Holdings Ltd.

Clarendon House, 2 Church Street, Hamilton HM 11, Bermuda

(the Security Provider)

and

2.	Citibank, N.A., London Branch

Citigroup Centre, 33 Canada Square, Canary Wharf, London E14 5LB, United Kingdom

(the Secured Party)

Credit Suisse (Schweiz) AG
Control Agreement
and

3.	Credit Suisse (Schweiz) AG

Paradeplatz 8, P.O. Box 500, 8070 Zurich, Switzerland

(the Custodian)
(the Security Provider, the Custodian and the Secured Party collectively the Parties and each individually a Party)

Credit Suisse (Schweiz) AG
Control Agreement

	Table of Contents

1.	Definitions and References		7

	1.1	Definitions	7

	1.2	Construction	9

	1.3	References	10

2.	Perfection of the Security Interest		10

3.	Notification of the Security Interest		10

4.	Absence of other Control Agreement and Pending Instructions		10

5.	Irrevocable Instruction of the Custodian		11

6.	Transfer Instructions		13

7.	No Right of Delivery		13

8.	Rights and Duties of the Custodian		13

9.	Waiver		17

10.	Representations and warranties		17

11.	Undertakings		18

12.	Fees/Costs		18

13.	Role of the Custodian		19

14.	Indemnity		19

15.	Duration, Termination		20

16.	Bank Secrecy Waiver		21

17.	Further Assurances by the Security Provider		22

18.	General Provisions		22

	18.1	No Waiver	22

	18.2	Taxes, Costs, Expenses	22

	18.3	Notices	23

Credit Suisse (Schweiz) AG
Control Agreement

	18.4	Entire Agreement	24

	18.5	Amendments and Waivers	25

	18.6	Transfer of Rights and Obligations	25

	18.7	Severability	25

19.	Governing Law and Jurisdiction		26

	19.1	Governing Law	26

	19.2	Place of Jurisdiction	26

20.	Counterparts		26

Credit Suisse (Schweiz) AG
Control Agreement
This control agreement (the Control Agreement) is made as of December 31, 2020 by and between the Security Provider, the Custodian and the Secured Party.
Whereas
(a)
Pursuant to a facility agreement originally dated as of October 31, 2017 (the Original Facility Agreement), made between Blenheim Holdings Ltd. as borrower (the Borrower) and Citibank, N.A., London Branch, as lender (the Lender), the Lender agreed to make available to the Borrower a revolving credit facility in the aggregate amount of USD 150,000,000.

(b)
On or around the date hereof, the Original Facility Agreement shall be amended and restated pursuant to a first supplemental agreement (the First Supplemental Agreement), made between the Borrower as borrower and the Lender as lender (the Original Facility Agreement as amended and restated by the First Supplemental Agreement, the Facility Agreement).

(c)
In order to satisfy certain conditions precedent pursuant to the Facility Agreement and in order to provide security for the Secured Party, concurrently with this Control Agreement the Security Provider and Secured Party will enter into a security agreement according to article 25 FISA (the Security Agreement) regarding the Security Interest (as defined below).

(d)	The Security Provider wishes to grant the Security Interest in certain assets it holds with the Custodian pursuant to article 25 FISA.

(e)
For this purpose, the Security Provider wishes to irrevocably instruct the Custodian to accept and execute instructions in relation to the Securities Account exclusively from the Secured Party, without the need of any prior approval by, or consent of, the Security Provider.

Credit Suisse (Schweiz) AG
Control Agreement
Now, therefore, the Parties hereto agree as follows:
1.	Definitions and References

1.1	Definitions

Business Day means any day other than a Saturday, Sunday or public holiday on which commercial banks in Zurich, Switzerland are open for general business.
CO shall mean the Swiss Code of Obligations (Schweizerisches Obligationenrecht, OR), as amended from time to time.
Control Agreement shall have the meaning as set forth in the Introduction of this Control Agreement.
Custodian shall have the meaning as set forth on page 2 of this Control Agreement.
DEBA shall mean the Swiss Federal Debt Enforcement and Bankruptcy Act (Bundesgesetz über Schuldbetreibung und Konkurs, SchKG), as amended from time to time.
Dividends shall mean all kinds of dividend whether in cash or in kind, e.g., in form of additional Shares, participation rights or other securities.
Event of Default means an Event of Default as defined in the Facility Agreement.
Facility Agreement shall have the meaning as set forth in Recital (a) of this Control Agreement.
FISA shall mean the Swiss Federal Intermediated Securities Act (Bundesgesetz über Bucheffekten, BEG), as amended from time to time.

Credit Suisse (Schweiz) AG
Control Agreement
Notice of Default shall have the meaning as set forth in Section 5(b) and Annex 5.
Parties and Party shall have the meaning as set forth on page 3 of this Control Agreement.
Related Rights shall mean all moneys payable and any and all other accessory or other rights, benefits and proceeds (to the extent their assignability is not precluded by mandatory law) in respect of, or derived from, the Securities, whether present or future and whether by way of capital reduction, redemption, substitution, exchange, bonus or preference, conversion or otherwise, including Subscription Rights, Dividends, option rights, liquidation proceeds upon liquidation of the issuer of the shares underlying the Securities, and Voting Rights.
Relevant Event shall have the meaning as set forth in Section 15(c).
Section shall mean a section of this Control Agreement.
Secured Party shall have the meaning as set forth on page 2 of this Control Agreement.
Securities shall mean the securities as set forth in Annex 4 hereto and such further securities credited to the Securities Account from time to time.
Securities Account shall mean the Security Provider's securities account [***] held with the Custodian.
Securities Account Documents shall have the meaning set forth in Section 18.4.
Security Agreement shall have the meaning set forth in Recital (c) of this Control Agreement.
Security Interest shall have the meaning set forth in Section 2.

Credit Suisse (Schweiz) AG
Control Agreement
Security Provider shall have the meaning as set forth on page 2 of this Control Agreement.
Shares shall mean any kind of existing and future shares collectively (Aktien) in the relevant company and any additional shares upon their accrual, offer or issue owned by the Security Provider.
Subscription Rights means any preemptive right and any advance subscription right of the Security Provider in relation to the Securities.
Termination shall have the meaning as set forth in Section 15(a).
Transfer Notice shall have the meaning as set forth in Section 5 (e) and Annex 1.
Voting Rights shall mean the voting rights and any other non-monetary participation rights in relation to the Securities.
1.2	Construction

(a)	A reference to a Party includes a reference to its successors in title, permitted transferees, designees and assigns.

(b)	A reference to any agreement includes such agreement as amended, restated, supplemented or otherwise modified from time to time in accordance with its terms.

(c)	Words denoting the singular shall include the plural and vice versa, and words denoting any gender shall include all genders, in each case, unless context requires otherwise.

(d)	The words “include” and “including” shall be deemed to be qualified by reference “without limitation”.

Credit Suisse (Schweiz) AG
Control Agreement
1.3	References

References to any agreement or document shall be construed as references to such agreements or documents as amended, supplemented or novated from time to time.
2.	Perfection of the Security Interest

By virtue of the irrevocable instruction to the Custodian as set forth in Section 5(a) below and subject to Section 9 below and in connection with the securities credited in the Securities Account, the Security Provider agrees to grant and hereby grants to the Secured Party a first-ranking and continuing security (i) according to article 25 FISA in the Securities and (ii) in the Related Rights (together the Security Interest), free and clear of any pledges, liens, rights of set-off or other third party rights of any nature (including, subject to Section 9, any such rights in favor of the Custodian).
3.	Notification of the Security Interest

(e)
The Custodian takes note that the Security Provider agreed to grant to the Secured Party the Security Interest and will maintain the Security Interest in the Secured Party's favour, subject to the provisions hereafter.

(f)	The Custodian is authorized to indicate the Security Interest on the respective account statements and advices.

4.	Absence of other Control Agreement and Pending Instructions

The Custodian confirms (i) that it is not a party to any other control agreement (within the meaning of article 25 FISA) related to the Securities and (ii) that there are no pending instructions (Weisungen) from the Security Provider in relation to the Securities Account and/or the Securities.

Credit Suisse (Schweiz) AG
Control Agreement
5.	Irrevocable Instruction of the Custodian

(a)
The Security Provider agrees to instruct and herewith irrevocably instructs the Custodian, and the Custodian herewith agrees, as of the date of this Control Agreement, to accept and execute instructions (Weisungen) in relation to the Securities Account, the Securities and the Related Rights exclusively from the Secured Party, without the need of any prior approval by, or consent of, the Security Provider. Such instruction by the Secured Party shall, for the avoidance of doubt, prevail over any previous instructions by the Security Provider.

(b)
Unless and until a notice in the form as set forth in Annex 5 (a Notice of Default) is given by the Secured Party to the Custodian informing the Custodian that an Event of Default (as defined in the Facility Agreement) has occurred, the Security Provider shall remain entitled to give instructions to the Custodian, without consent of the Secured Party, as to (i) actions enabling the exercise of Voting Rights, (ii) the execution of Subscription Rights and (iii), for the avoidance of doubt, the disposal, transfer and use of Dividends from the Securities. The Custodian is neither obliged nor entitled to verify the legal grounds of such Notice of Default. For the avoidance of doubt, as long as the Custodian has not received a Notice of Default from the Secured Party, the Custodian may accept and execute any instructions from the Security Provider as to the exercise of Voting Rights, the execution of Subscription Rights and the disposal, transfer and use of Dividends from the Securities. Upon receipt of a Notice of Default from the Secured Party, the Custodian will comply with the instructions given by the Secured Party.

(c)
Except in accordance with paragraph (b) above in connection with the exercise of Voting Rights, the execution of Subscription Rights and the disposal, transfer and use of Dividends from the Securities, as of the date of and for as long as this Control Agreement remains in effect, the Security Provider shall not be entitled to give any instructions as to the Securities Account, the Securities and the Related Rights and the Custodian shall not accept and execute any instructions from the Security Provider.

Credit Suisse (Schweiz) AG
Control Agreement
(d)
The Security Provider agrees to instruct and herewith irrevocably instructs the Custodian, and the Custodian herewith agrees, as of the date of this Control Agreement, subject to the receipt of a Notice of Default and upon obtaining a transfer notice as per Annex 1 (the Transfer Notice) from the Secured Party, the Custodian will sell and/or transfer the Security Interest, or parts thereof, in accordance with Section 6 below. The Custodian is neither obliged nor entitled to verify the legal grounds of such Transfer Notice or the instruction contained therein.

(e)
Any notice and/or instruction sent by the Secured Party to the Custodian shall (i) be in writing, (ii) be validly signed by the Secured Party in accordance with the list of signatories according to Annex 2, as amended by the Secured Party from time to time and (iii) for the Transfer Notice, contain all information necessary for the Custodian to execute such Transfer Notice in accordance with this Control Agreement.

(f)
It is agreed that the Custodian does not have any duty or obligation to know or verify the legal grounds (e.g. an Event of Default as defined in the Facility Agreement) or the reasons of such Transfer Notice delivered by the Secured Party to the Custodian instructing the same to release, transfer or sell and transfer the sale proceeds of the Securities to the Secured Party or of any other instruction related to the Securities and the Security Interest.

Credit Suisse (Schweiz) AG
Control Agreement
6.	Transfer Instructions

All transfer/payments made by the Custodian to the Secured Party or the Security Provider, as the case may be, in accordance with the terms of this Control Agreement only, shall be made to the following safekeeping/bank accounts:

if to Secured Party to:
[***]

if to Security Provider to:
[***]
or to such other safekeeping/bank accounts as specified in writing by the respective Party. Upon the receipt of a Transfer Notice requesting transfer or payment to a different account, the Custodian shall conduct a verification call-back with the respective Party to the telephone number indicated in Section 18.3. For the avoidance of doubt, no joint written instructions shall be required to amend above account details.
7.	No Right of Delivery

The Security Provider waives its right of delivery of the Securities credited to the Securities Account including but not limited to its right according to article 8 FISA.
8.	Rights and Duties of the Custodian

(a)
The Security Provider hereby irrevocably authorizes the Custodian to establish any contact necessary in connection with this Control Agreement with the Secured Party or any successor, assignee or transferee of the Secured Party.

Credit Suisse (Schweiz) AG
Control Agreement
(b)
It is agreed that the Custodian may communicate with the Security Provider and may disclose to the Security Provider and to the Secured Party any and all information regarding the Securities Account, the Securities and Related Rights which may be required or useful for purposes of exercising and/or securing the rights of the Security Provider and the Secured Party under this Control Agreement. Section 16 applies.

(c)
For the purposes of this Control Agreement, the Custodian may from time to time require an updated list of authorized signatories from the Secured Party, i.e., a list of persons authorized to represent the Secured Party or any successor and to consent to or give instructions to the Custodian under this Control Agreement, and the Custodian shall be entitled to rely on such list, as amended from time to time, and accept consents to instructions or instructions from such authorized signatories, irrespective of any signatory authorities of the Secured Party entered into the commercial register or any other public records. As per the date of this Control Agreement the authorized signatories for the Secured Party are listed in Annex 2.

(d)
The Custodian shall provide the Secured Party, on the Secured Party's request, duplicates of all bank account statements in respect of the Securities Account. However, the Custodian does not undertake any obligation and responsibility other than the obligations and responsibilities explicitly contained in this Control Agreement. In particular, it makes no representation in relation to the Securities and has no obligation to monitor the value of the Securities and waives any such responsibility and liability.

(e)	The Custodian is not obliged to monitor the proceeds obtained from the exercise of the Subscription Rights.

Credit Suisse (Schweiz) AG
Control Agreement
(f)
In any case, the Custodian reserves the right not to comply with any instructions if compliance with such instructions is not permitted by law, regulation, court or administrative orders or to the extent that compliance with such instructions would be in conflict with any rule, measure or requirement of any authority which the Custodian is subject to or reasonably expected to comply with. Unless otherwise prohibited by law, regulation, court or administrative orders, the Custodian shall inform the Secured Party immediately about any such rule, measure or requirement, but waives any obligation to represent the Secured Party or any of the Secured Party's successors, assignees, transferees and/or the Security Provider before any such authority or in any proceedings.

(g)
To the extent required by any applicable law, regulation, court or administrative orders, the Custodian shall be authorized to disclose information regarding, this Control Agreement, the Securities Account and Security Interest to any regulatory authority, any court or any competent judicial, governmental, supervisory of official body having jurisdiction over, or which is reasonably expected to be having jurisdiction over, the Custodian.

(h)
Subject to Section 15 the Custodian hereby undertakes not to close the Securities Account or to transfer the Securities Account to another custodian or bank without the Secured Party's prior explicit written consent.

(i)	The Custodian shall be:

(i)
protected in acting upon any written instruction, notice, request, demand, waiver, consent, receipt or other paper or document furnished to the Custodian by the Secured Party and/or the Security Provider, in accordance with this Control Agreement; and

Credit Suisse (Schweiz) AG
Control Agreement

(ii)
entitled to fully rely without need for any enquiry on its part on any instruction, written notice or certification given to it by the Secured Party and/or the Security Provider in accordance with this Control Agreement.

(j)
The Custodian shall be entitled to refuse to act on any instructions and other notices that are unclear or ambiguous until such time as it is able to clarify such notification. The Custodian undertakes to immediately inform the Secured Party and/or the Security Provider, as applicable, in case any instructions and other notices are unclear.

(k)
The Secured Party and the Security Provider agree that the Custodian has not provided or made, or will provide or make, any advice or representation with respect to tax consequences of this Control Agreement to any person. The Secured Party and the Security Provider acknowledge the recommendation of the Custodian to procure independent tax advice in respect of this Control Agreement.

(l)
The Custodian reserves the right to use discretion when executing a sell instruction; in particular, the Custodian would usually – but under reservation of its own discretion – capture not more than a maximum of 10-20% of the average market volume in the Securities. Depending on the amount of Securities to be sold and the then prevailing market conditions, the selling of Securities may take place over an extensive time period. The Security Provider and the Secured Party know and accept the price risks when selling substantial volumes. The Security Provider and the Secured Party expressly release the Custodian from any liability in relation with the execution of a selling instruction. The Custodian cannot be held liable for any price movements and subsequent losses due to executing a selling instruction and will be indemnified (including for legal costs) by the Security Provider and the Secured Party for any claims made against him as a consequence of following the selling instructions.

Credit Suisse (Schweiz) AG
Control Agreement
(m)
The Secured Party and the Security Provider acknowledge that the sale and/or the transfer of certain shares might be restricted (e.g. for US Securities falling under SEC Rule 144) and only permitted if a number of conditions are met and certain authorizations have been obtained. The Security Provider and the Secured Party expressly release the Custodian from any liability for any delay or inaction pending the obtaining of such authorizations.

9.	Waiver

Subject to the terms and conditions of this Control Agreement, and for as long as this Control Agreement is effective, the Custodian waives all of its own security or preferential rights in relation to the Securities Account (for the avoidance of doubt including any assets credited to the Securities Account) and the Security Interest, including, but not limited to, any rights of lien, retention rights, rights of set-off or assignment rights the Custodian may have in relation to the Securities Account and the Security Interest, now or any time hereafter. The waiver applies exclusively for the benefit of the security provided to the Secured Party under this Control Agreement. Any security, in relation to the Securities Account granted to the Custodian by the Security Provider shall remain effective, subject to the priority security rights granted to the Secured Party under this Control Agreement.
10.	Representations and warranties

The Security Provider hereby represents and warrants to the Secured Party that as of the date of this Control Agreement the Securities constitute intermediated securities (Bucheffekten) pursuant to the FISA.

Credit Suisse (Schweiz) AG
Control Agreement
11.	Undertakings

The Security Provider hereby undertakes to the Secured Party for as long as the Security Interest remains in effect:
(a)	not to dispose of any or all Securities it holds at any time in the Securities Account and not to close the Securities Account, except with the prior written consent of the Secured Party; and

(b)	to ensure that any and all Securities qualify and will qualify as intermediated securities (Bucheffekten) pursuant to the FISA.

12.	Fees/Costs

The remuneration of the Custodian shall be as follows:
A one-time set-up fee in the amount of CHF 20,000 plus VAT (if applicable) to be paid upon invoiced by the Custodian;
plus:
an annual fee of CHF 10,000 plus VAT (if applicable) for each period of twelve (12) months from the date hereof, per annum pro rata temporis, payable annually upon invoiced by the Custodian.
Any costs and expenses (including legal fees) of the Custodian arising out of or in connection with the performance of the Custodian's obligations under this Control Agreement shall be borne by the Security Provider.

Credit Suisse (Schweiz) AG
Control Agreement
In addition, the usual banking commission and fees for the maintenance of the Securities Account (including trade orders) or similar fees as well as all costs, taxes (such as but no limited to any stamp duty, if any) or fees incurred by investing, managing or transferring the Security Interest will be charged. Such fees, costs and taxes (if any) are to be borne by the Security Provider.
All commissions, taxes and fees shall be borne by the Security Provider and may be debited by the Custodian directly to an account under the banking relationship with the Security Provider.
13.	Role of the Custodian

The Security Provider and the Secured Party take note that the Custodian is not and does not intend to be a party to the Security Agreement nor any other agreement between the Security Provider and the Secured Party other than this Control Agreement.
14.	Indemnity

The Security Provider shall hold the Custodian harmless of, and indemnify the Custodian against, any losses, damages, claims, reasonable costs or reasonable expenses (including legal fees) which the Custodian suffers in connection with anything done or omitted to be done in the due exercise of the powers contained herein or in any relating documents including the enforcement of the Security Interest, unless the Custodian acts in wilful misconduct (Absicht) or gross negligence (grobe Fahrlässigkeit).
The Custodian shall not be liable for any loss or damage suffered by the Security Provider or the Secured Party save in respect of such loss or damage which is suffered as a result of the willful misconduct (Absicht) or gross negligence (grobe Fahrlässigkeit) of the Custodian.

Credit Suisse (Schweiz) AG
Control Agreement
15.	Duration, Termination

(a)
If any one of the Security Provider or the Secured Party at any point in time becomes a person with whom dealing would be prohibited under any law or regulation applicable to the Custodian or with whom dealing would present unacceptable reputational risks for the Custodian, the Custodian may terminate the Control Agreement and terminate the banking relationship covered by it, including the Securities Account (the Termination). The Custodian shall inform the Security Provider and the Secured Party of the termination in writing (the Termination Notice) and keep the Security Interest blocked until receipt of joint written instructions by the Security Provider and the Secured Party where the Security Interest held in the Securities Account together with this Control Agreement are to be assigned and transferred to (as applicable). If they cannot agree on a successor within 10 Business Days following the date of the Termination Notice, the Secured Party shall elect the successor in line with Section 15(b) below and such election shall be binding upon the Security Provider.

(b)
Failing receipt of a joint written instruction within 10 Business Days after the date of the Termination Notice and failing an election by the Secured Party after further 10 Business Days, the Custodian shall have the right (i) to transfer the Security Interest to the Secured Party or (ii) to assign and transfer this Control Agreement to a successor custodian and upon completion of such transfer the Custodian shall be fully released from its obligations under this Control Agreement.

Credit Suisse (Schweiz) AG
Control Agreement
(c)
If the Custodian ceases to duly perform its duties (a Relevant Event), the Secured Party and the Security Provider may as soon as practicable appoint a new custodian and enter in any agreement as reasonably necessary in order to ensure continuance of the Security Interest. If no new custodian is appointed by 5 Business Days after a Relevant Event, the Secured Party may choose, among others, to appoint a new custodian. The Security Provider shall give all reasonable necessary authorization and take any other measure and actions reasonably necessary for the appointment of the new custodian and continuance of the Security Interest. In any event, to the extent possible, a new control agreement shall duplicate the provisions of this Control Agreement. For the avoidance of doubt the security with the new custodian is based on the obligations pursuant to the Facility Agreement, the Security Agreement and this Control Agreement and shall in particular not constitute a new obligation to secure and/or pledge within the meaning of article 287 para. 1 ciph. 1 DEBA.

(d)
Without limiting the provisions of Section 5, upon a Relevant Event the Custodian undertakes to immediately assign, transfer or deliver, as applicable, the Securities, the Related Rights and any further credit balances on the Securities Account to any accounts as instructed pursuant to Section 15(c).

(e)	In any event, this Control Agreement shall automatically be terminated upon the Custodian's explicit written release from its obligations under this Control Agreement by the Secured Party.

16.	Bank Secrecy Waiver

The Security Provider explicitly authorizes the Secured Party to request from the Custodian, and the Custodian to provide the Secured Party with, any data regarding the Securities Account and the Security Interest and the Security Provider hereby explicitly waives its right of confidentiality, its banking secrecy and data protection rights in this regard.

Credit Suisse (Schweiz) AG
Control Agreement
17.	Further Assurances by the Security Provider

The Security Provider, at its own expense, shall promptly do all things and execute all documents that are required or useful for the purpose of creating or perfecting or protecting the security created or purported to be created pursuant to this Control Agreement, or otherwise implementing this Control Agreement including enabling the Secured Party to exercise its rights and remedies hereunder and facilitating the realization of the security on and after a Notice of Default.
18.	General Provisions

18.1	No Waiver

No failure or delay by the Secured Party in exercising any right, power or privilege granted under this Control Agreement shall operate as a waiver thereof nor shall any single or partial exercise of any right, power or privilege preclude any other or further exercise thereof or the exercise of any other right, power or privilege.
18.2	Taxes, Costs, Expenses

All taxes, costs and expenses (including but not limited to legal, audit, valuation and notarial fees, registration fees and translation costs) arising out of or in connection with (i) the negotiation, preparation and execution of this Control Agreement and any related documents (including any amendments thereof and any release of the Securities) and (ii) the perfection, maintenance, protection and enforcement of the Security Interest created under this Control Agreement, the exercise of any of the secured Party's rights granted under this Control Agreement shall be borne by the Security Provider.

Credit Suisse (Schweiz) AG
Control Agreement
18.3	Notices

Except as provided for under Section 5 all notices or other communications to be given under or in connection with this Control Agreement shall be made in writing and shall be delivered by hand, by registered mail (return receipt requested) or by an internationally recognized courier to the following addresses:
If to the Secured Party:
Citibank NA, London Branch
33, Canada square, Canary Wharf, London E14 5LB, England
[***]
with a copy to:
Citibank International Limited, Greece
8 Othonos Street,
10557, Athens, Greece
[***]
If to the Security Provider:
Blenheim Holdings Ltd.
C/O Ceres Monaco SAM.
[***]
If to the Custodian:
Credit Suisse (Schweiz) AG
Att.: Escrow & Pledgeholder Solutions (SGUE)
Pledgeholder B/C
Uetlibergstrasse 231
8045 Zurich, Switzerland
[***]

Credit Suisse (Schweiz) AG
Control Agreement
All notices delivered by hand shall be deemed to have been delivered to, and received by, the addressee and shall be effective on the date of personal delivery; all notices by registered mail or courier shall be deemed effective on the date it was deposited in the mail or delivered to the courier.
18.4	Entire Agreement

This Control Agreement, including the Annexes, constitute the entire agreement and understanding among the Parties with respect to the Security Interest, and shall supersede all prior oral and written agreements or understandings of the Parties relating to the Security Interest and the Securities Account. All references to this Control Agreement shall be deemed to include the Annexes hereto.
However, the General Terms and Conditions and the General Terms and Conditions governing Custody Accounts of the Custodian attached as Annex 3 (the Securities Account Documents) shall be applicable in relation to the Securities Account, provided however that the specific terms and conditions stated in this Control Agreement shall supersede any other terms and conditions. Thereby, each of the Security Provider and the Custodian hereby represent and warrant that the Securities Account Documents:
(a)	contain all the terms of the Securities Account; and

(b)	constitute all the agreements and arrangements between the Security Provider and the Custodian in relation to the Securities Account.

Without the prior written consent of the Secured Party, the Custodian shall not agree to any waiver or amendment of the Securities Account Documents and the rights of the Security Provider thereto.

Credit Suisse (Schweiz) AG
Control Agreement
18.5	Amendments and Waivers

This Control Agreement may only be modified or amended by a document signed by all Parties. Any provision contained in this Control Agreement may only be waived by a document signed by the Party waiving such provision.
18.6	Transfer of Rights and Obligations

The Security Provider may not transfer or assign this Control Agreement or any rights or obligations hereunder without prior explicit written consent of the Secured Party.
The Secured Party may transfer and assign this Control Agreement (Vertragsübernahme) or any rights or obligations hereunder without the consent of the Security Provider to any third party. Section 15(a) is applicable.
The Custodian may not transfer or assign this Control Agreement or any rights or obligations hereunder to any third party without the prior written consent of the Secured Party, which consent shall not be unreasonably withheld by the Secured Party. Transfer or assignment by the Custodian to another legal entity in Switzerland which forms part of the CS Group is however permitted without the consent of the Secured Party. In case of such group internal transfer or assignment, the Custodian shall promptly notify the other Parties of such group internal transfer or assignment.
18.7	Severability

Should any part or provision of this Control Agreement be held to be invalid or unenforceable by any competent arbitral tribunal, court, governmental or administrative authority having jurisdiction, the other provisions of this Control Agreement shall nonetheless remain valid. In this case, the Parties shall endeavor to negotiate a substitute provision that best reflects the economic intentions of the Parties without being unenforceable, and shall execute all agreements and documents required in this connection.

Credit Suisse (Schweiz) AG
Control Agreement
19.	Governing Law and Jurisdiction

19.1	Governing Law

This Control Agreement and the Security Interest (including all matters of its creation and perfection) shall be governed by and construed in accordance with the laws of Switzerland, excluding Swiss conflict of laws rules.
19.2	Place of Jurisdiction

All disputes arising out of or in connection with this Control Agreement, including disputes on its conclusion, binding effect, amendment and termination, shall be resolved exclusively by the courts of the city of Zurich, venue being Zurich 1. Where the law permits, the Commercial Court of Zurich (Handelsgericht des Kantons Zürich) shall have exclusive subject matter jurisdictions.
20.	Counterparts

This Control Agreement may be executed in any number of counterparts, and this has the same effect as if the signatures on the counterparts were on one single copy of this Control Agreement.

Credit Suisse (Schweiz) AG
Control Agreement
Blenheim Holdings Ltd.

By:	/s/ Athanasios Thanopoulos

Name:	Athanasios Thanopoulos

Function:	Attorney In Fact

Citibank, N.A., London Branch

By:	/s/ Vassilios Maroulis

Name:	Vassilios Maroulis

Function:	Authorised Signatory

Credit Suisse (Schweiz) AG

By:	/s/ Andrea Büchi	By:	/s/ Manfred Jung

Name:	Andrea Büchi	Name:	Manfred Jung

Function:	Assistant Vice President	Function:	Director

Credit Suisse (Schweiz) AG
Control Agreement
Annex 1:
Transfer Notice

To: ……………………………………………….
[Place / Date]
Transfer Notice

Capitalized terms used in this Transfer Notice shall have the meanings assigned to them in the Control Agreement dated December 31, 2020, by and between Blenheim Holdings Ltd. as Security Provider, Citibank, N.A., London Branch as Secured Party and Credit Suisse (Switzerland) Ltd. as Custodian.
Based on the Control Agreement, we hereby irrevocably instruct you to:
-          Release from the Securities Account [•] Securities and to transfer them to [•] acc. no. [•] with [•],
-          and/or to sell from the Securities Account [•] Securities and transfer the sales proceeds in [CHF/EUR/USD] to [•] acc. no. [•] with [•]. [For current account please indicate IBAN no [•]],
-          and/or to transfer [CHF/EUR/USD] [•] to [•] acc. no. [•] with [•] [For current account please indicate IBAN no [•]],
-          [or any other instruction related to the Securities and the Security Interest.]
Sincerely yours,
On behalf of ………………………….

Credit Suisse (Schweiz) AG
Control Agreement
Annex 2:
List of authorized signatories for the Secured Party
Name	Title	Specimen Signature
Vassilios Maroulis	Managing Director	/s/ Vassilios Maroulis

Credit Suisse (Schweiz) AG
Control Agreement

Annex 3:
General Conditions of the Custodian

General Conditions

These General Condtions govern the relationship between Credit Suisse (Switzerland) Ltd. (hereinafter referred to as Bank) and its clients, subject to any special agreements and the established rules of banking practice.
For the sake of clarity, the Bank uses only masculine pronouns in its forms.

Art. 1          Identity check

The Bank is obligated to  carefully  check  the  identity of its clients and their authorized agents with the standard  of due care customary in the business. If this obligation is breached by the Bank, its employees or auxiliary persons, the Bank is liable for any resulting damage. Where no breach of duty has occurred, the client is liable for any damage resulting from the deficiencies in identification.

Art. 2          Legal incapacity

The client must inform the Bank promptly in writing as to any legal incapacity on the part of his authorized agents or other third parties acting on his behalf. If the client fails to do so, or if it is the client himself who is subject to legal incapacity, the client is liable for any damage resulting from the legal incapacity, provided that neither the Bank nor its employees nor its auxiliary persons failed to exercise the standard of due care customary in the business.

Art. 3          Notification obligation

The client must notify the Bank of any personal details and information required by regulation (in particular name, registered office, place of residence, tax residence, contact and correspondence details, nationality/nationalities) as well as any other information requested by the Bank. The information provided must be complete and correct. The obligation applies to information concerning the client himself, his authorized agents and representatives, beneficial owners, controlling persons, beneficiaries, and other persons involved in the banking relationship.

The client must notify the Bank immediately of any changes to this information and of the revocation of granted powers of attorney or signatory powers.

Communications from the Bank are deemed to have been duly transmitted if sent to the last address supplied to the Bank by the client.

Art. 4          Errors in transmission and system failures

The Bank is obligated to exercise the standard of due care customary in the business in handling incoming and out- going orders, instructions and notifications via mail, fax, telephone, telex, email, Internet, and all other means of transmission and transport. In the event that this duty is breached by the Bank, its employees or auxiliary persons, the Bank will be liable for any resulting damage. Where no breach of duty has occurred, the client is liable for any damage resulting from the transmission of orders, instructions and notifications via mail, fax, telephone, telex, email, Internet, and all other means of transmission and transport, such as from loss, delay, misunderstandings, mutilation, or the repetitions, or due to unlawful interferences or other malfunctions, overloads, and interruptions in remote communication channels and systems, regardless of the cause.

Art. 5          Defective execution of instructions, client’s duty to notify, client’s consent to OTC trading, and exclusion of tax, legal, or accounting advice

In the case of instructions that are urgent or that could lead to damage more extensive than the simple loss of interest, the client is obligated to notify the Bank of this situation and of possible damage consequences on a timely basis. If the client fails to do so, the Bank’s liability in the event of the defective execution, late execution or non-execution of instructions (with the exception of instructions relating to stock exchange transactions) is limited to no more than an amount equal to the loss of interest.

If the client issues various instructions for a total amount that exceeds the balance at the Bank available to him, the Bank will decide at its own discretion, irrespective of the instruction date or receipt of the instructions, which instructions are to be carried out in whole or in part.

The client consents that the Bank is authorized to execute orders relating to financial instruments outside a trading venue (over-the-counter – OTC).

As a matter of principle, the Bank does not offer any tax, legal or accounting advice. Special agreements with agents specialized in these areas remain reserved. Other advice and information provided to the client by the Bank shall not be construed as tax, legal, or accounting advice, and the client may not rely on such advice or information in this regard. The client should consult with his own tax, legal, and accounting advisor before making or refraining from making any investments or participating in any structures or transactions.

Art. 6          Saturday an official holiday

In business transactions with the Bank, Saturday shall be treated as an official Bank holiday.

Art. 7          Complaints

Complaints by a client relating to the execution of instructions as well as to other communications must be lodged immediately upon receipt of the communication concerned and at the latest within the particular period specified by the Bank.

If documents or communications that the client expects fail to arrive (e.g. account statements or safekeeping account

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statements, stock exchange settlements), the client must inform the Bank without delay.

Any damage arising from delay in making a complaint is to be borne by the client.

Objections concerning account statements or safekeeping account statements must be submitted within one month of receipt. Upon expiry of this period the statement is deemed to have been approved.

Art. 8          Right of lien and set-off

The Bank has a right of lien, for all its existing or future claims from time to time, against all assets it holds in each case for the account of the client, whether held in the Bank’s own custody or placed elsewhere, and has a right of set-off with respect to all receivables (including receivables from savings deposits and deposits), regardless of the maturity or currency.

This right of lien and set-off also applies to any right of the Bank to be indemnified and held harmless, especially when claims are asserted against it by third parties (including issuers, liquidators, legal administrators, bankruptcy administrators, institutions, and government authorities) in connection with transactions conducted or assets held on behalf of the client.

Immediately upon default by the client the Bank shall be entitled to dispose, either by forced sale or in the open market, of any assets over which it has a right of lien. Notification as to the realization of the pledged assets will be provided in advance. Special agreements remain reserved.

Art. 9          Interest, commissions, fees, taxes and charges

The Bank reserves the right to alter its interest and commissions (including negative interest) or other debits at any time, e.g. in the event of changes in market conditions, and to advise the client of such change in writing or by other suitable means.

The Bank’s fees are based on the prevailing rates. The Bank reserves the right to amend these at any time. The client will be informed of such amendments in advance in writing or by other appropriate means, and subject to opposition by the client, the amendment takes effect 30 days after notice is given or within the period specified in the notice.

No deductions of any kind must be taken from the amounts pursuant to paragraph 1 and 2 of this provision. If a payment to the Bank is subject to a withholding tax, the amount owed by the client automatically increases by the amount to be deducted for the withholding tax.

Any taxes or charges that are levied at or by the Bank in connection with the business relationship between the client and the Bank or that the Bank must withhold on the basis of Swiss or foreign law, treaties or contractual agreements with foreign authorities (e.g. 30% withholding tax pursuant to the US Foreign Account Tax Compliance Act, FATCA), as well as the charges incurred at the Bank, are to be borne by the client and/or may be passed on to the client.

Art. 10          Accounts in foreign currencies

The Bank’s assets corresponding to the client’s credit balances in foreign currency are held in the same currency. The client bears proportionately to his share all the economic and legal consequences which, as a result of measures taken by the country in question, affect all the Bank’s assets in the country of the currency or in the country where the funds are invested.

The obligations of the Bank arising from accounts in foreign currencies will be discharged exclusively at the place of business of the branches or offices at which the accounts in question are held solely through the establishment of a credit entry at a Bank branch, a correspondent bank or a bank nominated by the client in the country of the currency.

Art. 11          Drafts, checks, and other instruments

The Bank reserves the right to debit the client’s account with unpaid drafts, checks, or other instruments, previously credited or discounted. This also applies if checks that have already been paid are later determined to be stolen or otherwise lost, forged, or incomplete. Pending the settlement of any outstanding debit balance, the Bank retains a claim to payment of the total amount of the draft, check or similar instrument, plus related claims against any party liable under the instrument, whether such claims emanate from the instrument or exist for any other legal reason.

Art. 12          Termination of bank relationship

The Bank or the client may terminate the bank relationship at any time, either with immediate effect or with effect at a later date.

The Bank may in particular cancel credit facilities at any time and declare its balance payable immediately, subject to special agreements and product-specific conditions on termination.

Art. 13          Means of communication and notifications

The Bank is entitled to use post, telephone, and electronic channels (e.g. email, fax, text messaging, Online Banking, mobile applications, and other electronic channels) to send correspondence to the user addresses (e.g. email address or mobile phone number for mobile applications) used for the Bank or explicitly specified by the client or his authorized agents.

The Bank is permitted to record telephone conversations and communication using electronic means without advance notice and to store them for purposes of quality assurance, compliance with legal and regulatory requirements, and as evidence.

Unencrypted emails and other unprotected electronic communication channels are not secured against access by unauthorized third parties and thus involve corresponding risks, e.g. insufficient confidentiality, manipulation of content or sender data, misrouting, delay, or viruses. Corresponding risks may also be associated with the use of devices or soft- ware. Devices and software belonging to a user are part of

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the system, but they are beyond the Bank’s control and may become a weakness in the system. The Bank therefore advises the client to professionally protect the devices and software he uses at all times against electronic attacks and unauthorized use, and suggests that sensitive or time-sensitive information, instructions, and information related to bookings not be sent to the Bank via unencrypted emails or unprotected electronic communication channels; rather, it suggests using the channels designated by the Bank for these purposes (e.g. Online Banking, Mobile Banking application, telephone) and verifying executed transactions immediately. The Bank will be liable for losses resulting from the use of these communication channels only if the standard of due care customary in the business has been breached by the Bank, its employees or auxiliary persons. In particular, the Bank is under no obligation to compare information and instructions received by the client or his authorized agent with other information and instructions issued by the client. The Bank assumes no responsibility for devices and software belonging to the client.

The Bank is permitted to provide legally relevant information, conditions, and documents to the client by publishing them on the Internet (at www.credit-suisse.com/LegalNotes) and to fulfill its duties of information, disclosure and notification (e.g. as stipulated in financial market regulations concerning investor protection and transparency) by publication on the Internet. Unless otherwise specified by law or regulatory requirements, the Bank is not obliged to provide the client with information by any other means in these cases. The information may also be published using other electronic means or via other appropriate media.

Art. 14          Restriction of services and liquidation or deposit of assets with releasing effect

To comply with legal, regulatory or contractual provisions, to ensure the exercise of the standard of due care customary in the business or to ensure proper management conduct, the Bank is permitted to partially or fully restrict services to the client. This applies regardless of any supplementary regulations governing individual banking services. In particular, the Bank can freeze account and safekeeping account relationships, limit the execution of instructions of any kind (e.g. deposit and withdrawal orders, orders to remit or transfer funds, securities and other assets and orders to close an account). The Bank may also generally refuse to accept assets or credits.

In the event that notice of termination is given or if the Bank is no longer permitted to manage deposited assets and funds due to legal, regulatory, or product-specific reasons or for any other reason, the client must notify the Bank upon its request with instruction as to where these assets and funds are to be transferred.

If the client fails to inform the Bank of this instruction, including after a grace period set by the Bank, the Bank may deliver the assets and funds in physical form or liquidate them and send the proceeds and any remaining balances to the client’s last known delivery address in the form of a check made out in a currency determined by the Bank, with the effect of releasing the Bank from liability. Alternatively, the Bank may also, in a judicial or extrajudicial manner and at the client’s expense, deposit assets, funds and/or proceeds from the liquidation with a custodian of its own choosing, with the effect of releasing the Bank from liability.

Art. 15          Outsourcing of operations

The Bank reserves the right to outsource, in whole or in part, certain areas of business (e.g. payment transactions, execution of payments and services, compliance, IT, as well as management and processing activities) to service providers (including other banks and legal entities of Credit Suisse Group). These service providers are obligated to comply with the corresponding confidentiality terms.

If a service provider is located abroad, the Bank will only transmit data that does not allow conclusions to be drawn about the client’s identity, unless it would otherwise need to be transmitted to a foreign country in conjunction with transactions or services with a foreign element (this is explained in greater detail in Article 18 paragraph 1 b)). The Bank will notify the client in advance otherwise.

Art. 16          Client profile and marketing

The Bank may use client data, publicly accessible data, and third-party data to create client profiles that allow the Bank and other banks and legal entities of Credit Suisse Group  in Switzerland to provide their clients with advice, products and information that is tailored to the individual situations of clients or that the Bank believes could be of interest to them. Client profiles may additionally be used for the purposes of market research, marketing or risk management. The Bank or other banks and legal entities of Credit Suisse Group in Switzerland will retain the client data and the client profiles derived from it. In addition, such data will not be forwarded to third parties. Bank client confidentially will be retained.

Art. 17          Adherence to provisions of law

The client is responsible for adhering to the provisions of law (including tax legislation) applicable to him and other parties involved in the banking relationship or the assets and adheres to the provisions of law applicable to him at all times.

Art. 18          Data protection, bank client secrecy, and other confidentiality provisions

The Bank’s governing bodies, employees and agents are subject to various duties of confidentiality on the basis of data protection, bank client confidentiality and other provisions. The client hereby releases the Bank, its governing bodies, employees, and agents from these duties of confidentiality and waives bank client confidentiality

a)          insofar as this is necessary to safeguard the legitimate interests of the Bank, specifically:

◾          in the event of the client or other persons involved in the bank relationship or the assets threatening or initiating

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against the Bank in Switzerland or abroad (even as a third party) legal measures, criminal charges or other notifications to authorities;

◾         to safeguard or enforce the Bank’s claims against the client and to realize on collateral of the client or third parties (insofar as the collateral of third parties was provided with respect  to  claims  against  the  client)  in Switzerland and abroad;

◾          when, in Switzerland and abroad, collecting receivables belonging to the Bank from the client, in relation to attachments or relating to claims against the client or the Bank aiming at deposited assets;

◾          in the event of reproaches by the client or other persons involved in the banking relationship or the assets against the Bank made in public, vis-à-vis the media or vis-à-vis authorities in Switzerland and abroad.

b)          for transactions and services that the Bank provides for the client (e.g. payment transactions, purchases, receipt and delivery, safekeeping and sale of securities and other financial instruments and/or safe custody assets, foreign exchange and precious metal transactions, derivative/OTC transactions), and particularly if they present a foreign connection. In conjunction with this, the Bank is both entitled and required to disclose information to foreign third parties that are involved in these transactions and services (e.g. exchanges, brokers, banks, trade repositories, processing units and third-party custodians, issuers, authorities, or their representatives as well as third parties that are involved) in order to allow the transactions or services to be provided and to ensure compliance with laws, regulations, contractual provisions, and other rules, business practices, trade practices, and compliance standards.

The Bank may be prevented from disclosing client information related to transactions and services for legal or regulatory reasons. The client acknowledges that any resulting liability on the part of the bank is excluded in such cases.

c)          for the purpose of exchanging information between the Bank and other banks and legal entities of Credit Suisse Group in Switzerland in order to provide the client with com- prehensive banking transactions and service, to split income, to ensure risk management, and to comply with legal or regulatory requirements, or for compliance-related reasons. In particular, such information exchanges can include all details related to the client, the relationship between the client and the Bank, and any beneficial owners, controlling persons, beneficiaries, authorized agents and representatives, guarantors, and other individuals involved in the banking relationship.

d)          for security purposes (e.g. to protect the client and the Bank from improper or criminal activities), for which the Bank is permitted to collect and process biometric data related to the client as well as information about his movements and transactions and corresponding profiles. To the extent required by the applicable law, the Bank will additionally inform the client, request consent, or take other measures. Subject to the provisions of Art. 18 paragraph 1 c) and Art. 15 as well as any legal and regulatory obligations, such information will not be shared with third parties.

In any event, the duties to disclose and report to which the Bank is subject under legal and regulatory requirements will apply.

The Bank publishes its principles of client data processing as well as any  related  updates  on  the  Internet (at www.credit-suisse.com/LegalNotes).

Art. 19          Applicable law and place of jurisdiction

All legal relations between the client and the Bank are governed by Swiss law. The exclusive place of jurisdiction for all legal proceedings is Zurich or the place of business of the Swiss branch of the Bank with which the contractual relationship exists or the respondent’s registered office or place of domicile. Mandatory places of jurisdiction prescribed by law remain reserved.

Art. 20          Amendments to the General Conditions

The Bank reserves the right to amend the General Conditions at any time. Amendments may also be made by publication on the Internet. The client will be notified in advance of these amendments in writing or by other suitable means. The currently valid version can be found on the Internet  (at www.credit-suisse.com/LegalNotes).

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Safe Custody Regulations
General Provisions

Art. 1          Scope

These Safe Custody Regulations shall apply, in addition to the General Conditions of the Bank, to securities and assets accepted by the Bank for safe custody (hereinafter referred to as Safe Custody Assets), particularly if they are maintained in book-entry form.

These regulations shall be supplemental to any special contractual agreements or special regulations for special safe custody accounts.

Art. 2          Handling Safe Custody Holdings

In particular, the Bank will accept:

a)          securities and other financial instruments for safe custody and administration, usually in open safekeeping accounts;

b)          precious metals for safe custody, usually in open safekeeping accounts;

c)          money market and capital market investments not issued in the form of securities for entry and administration in open safekeeping accounts;

d)          documents of title or documents evidencing entitlements for safe custody, usually in open safekeeping accounts;

e)          valuables and other appropriate objects for safe custody, usually in closed safekeeping accounts.

Separate regulations shall apply to closed safekeeping accounts.

The Bank may refuse to accept Safe Custody Assets without stating any reason.

Art. 3          Verifying Safe Custody Assets

The Bank may verify Safe Custody Assets delivered by the client or by third parties for the account of the client for authenticity and blocking notices, without thereby assuming any liability. In particular, the Bank shall be obliged to undertake administrative actions only after such verification is completed. Accordingly, the Bank shall not be obliged during the verification period to execute any sales orders or other transactions in which the assets must be released to a third party against payment.

The Bank shall conduct the verification of the Safe Custody Assets in accordance with the resources and documents  at its disposal. Foreign Safe Custody Assets may be given to the custodian or another suitable agent in the relevant foreign country for verification.

Art. 4          Book-entry Securities that Function like Certificated Securities

Certificated securities and book-entry securities that function like certificated securities but are not evidenced by a certificate shall be treated the same. In particular, the regulations on commission (Art. 425 et seq. Swiss Code of Obligations) between the client and the Bank shall apply.

Art. 5          Bank’s Duty to Exercise Due Diligence

The Bank shall exercise the standard of due care customary in the business in handling the Safe Custody Assets.

Art. 6          Delivery and Disposal of the Safe Custody Assets

The client may at any time, subject to notice periods, legal provisions, the articles of association of the issuer, and the Bank’s right of lien, right of retention, and other withholding rights, request that the Safe Custody Assets be delivered to him or put at his disposal. The usual delivery times must be observed.

The Safe Custody Assets shall be transferred and sent for the account of and at the risk of the client. If the client does not issue special instructions, the Bank may insure and declare the value of the Safe Custody Assets at its own discretion.

Art. 7          Bank Fees and Remuneration

a)          The Bank’s fees are based on the prevailing rates. The Bank reserves the right to amend such rates at any time. The client will be informed of such amendments in advance in writing or by other appropriate means, and subject to opposition to the client, the amendment takes effect 30 days after notice is given or within the period specified in the notice.

b)          In connection with the provision of financial services, the Bank receives from third parties (including other banks and legal entities of Credit Suisse Group) retrocessions, payments, fees, commissions including trailer fees, reimbursements, discounts, rebates, distribution remuneration, inducements, and other monetary or non-monetary benefits (collectively referred to hereinafter as remuneration).

Remuneration is normally measured as a percentage of the total investment volume held by the Bank in a product (investment volume), or, where specifically mentioned below, of the notional amount, whereby the amount varies depending on the product and the product provider. In the case of collective investment schemes, the Bank receives remuneration in the form of regular payments. In the case of structured products and similar products, the Bank receives remuneration in the form of regular payments and/or a reimbursement of part of the issue price or a discount on the issue price (or, where specifically mentioned below, related to the notional amount). The remuneration received by the Bank ranges within the following bandwidths (the information is based on the investment volume – or where specifically mentioned below, on the notional amount):

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Collective investment schemes:

◾          Money market funds from 0% to 1.0% max. per year,

◾          Bond and real estate funds from 0% to 1.6% max. per year,

◾          other collective investment schemes (alternative investment funds, hedge funds, private equity funds, funds of funds, equity funds, portfolio funds, investment foundation products etc.) from 0% to 2.0% max. per year.

Structured products and similar products:

◾          Money market investments from 0% to 1.5% max. per year,

◾          Bond investments from 0% to 1.5% max. per year,

◾          Mixed investments from 0% to 1.5% max. per  year,

◾          Alternative investments from 0% to 1.7% max. per year,

◾          Equity investments from 0% to 2.5% max. per year

◾          Warrants from 0% to 2.5% max. per year (based on the notional amount).

In the case of discretionary mandates, the remuneration received by the Bank ranges from 0% to a maximum of 0.9% of the managed client assets per year.

The amount of the maximum remuneration per client is calculated by multiplying the maximum percentage by the value of the client’s investment volume (or, where specifically mentioned above, by the notional amount) for the respective product category.

The bandwidths published above correspond to the maximum remuneration that the Bank may receive in accordance with the terms and conditions of the respective product. If the remuneration constitutes a reimbursement of part of the issue price or a discount on the issue price (or, where specifically mentioned above, related to the notional amount) and the product is redeemed before the expiry of the term, the Bank shall retain the full amount of remuneration despite the early redemption of the product. The Bank may also receive full annualized remuneration, in accordance with the bandwidths specified above, for incomplete annual periods. We reserve the right to make changes to the level of remuneration in conformity with Art. 9 of these safekeeping account regulations.

The client is aware that remuneration may lead to potential conflicts of interest by potentially creating incentives to select or recommend products that result in remuneration to the Bank in the first place (e.g. investment funds or structured products as opposed to equities or bonds) or that result in a higher amount of remuneration to the Bank (e.g. preferring products from specific providers or specific categories of products that entail higher levels of remuneration). The Bank can also recommend investment products for which it may not receive consideration but are however supported in particular by the Bank. Potential conflicts of interest and, in particular, clients’ interests will be taken into account through appropriate measures.

In determining the applicable tariffs, consideration has been given to the fact that the Bank receives remuneration for its services. Accordingly, the client consents to the Bank receiving and retaining remuneration. Should delivery of this remuneration to the client be required by law in the absence of an agreement to the contrary, the client agrees that the remuneration shall remain in full with the Bank. The client waives all right to the restitution of any remuneration. Special agreements be- tween the client and the Bank as well as mandatory provisions of law remain reserved.

c)          The Bank or other banks and legal entities of Credit Suisse Group develop and/or maintain investment products and provide a variety of services (e.g. administration, asset management) in relation to these products. As a result, charges or fees in favor of the Bank or other banks and legal entities of Credit Suisse Group may apply.

Art. 8 Duration of the Agreement

The agreement shall generally be for an indefinite period. The legal relationships established by these regulations shall not expire upon the death, incapacity or bankruptcy of the client.

Art. 9          Amendments to the Safe Custody Regulations

The Bank reserves the right to amend the Safe Custody Regulations at any time. Amendments may also be made by publication on the Internet. The client will be notified in advance of these amendments in writing or by other suitable means. The currently valid version can be found on the Internet (at www.credit-suisse.com/LegalNotes).

Special Provisions for Open Safekeeping Accounts

Art. 10 Form and Risks of Safekeeping

The Bank is expressly authorized to have the securities held in safekeeping by an external third party in its own name but for the account of and at the risk of the client. If the client requests the use of a third-party custodian that the Bank does not recommend, the Bank will not assume responsibility for the acts of this third-party custodian. Unless there are instructions to the contrary, the Bank is also authorized to hold the securities or have them held in a collective safekeeping account. In this case, securities of multiple clients may be held collectively. This may in particular result in the inability to individualize and separate the securities allocated to a client without further ado. In certain markets it is neither possible nor required to separate the securities of clients from those of the third-party custodian. In particular if the third-party custodian becomes insolvent, it may therefore

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not always be possible to individualize and separate the securities. In such cases the client may not be entitled to have his securities returned to him in full or at all and such claim may not be enforceable.

This shall not apply to securities that have to be held separately by nature or for other reasons.

If the securities are held in safekeeping in a foreign country, they shall be subject to the laws and customs of that country, which may differ from those in Switzerland and may not offer the same level of protection, in particular in the event of insolvency of the third-party custodian. Moreover, third-party custodians may assert rights of lien, liquidation, or set-off in relation to the deposited securities. The Bank shall only transfer those rights that it receives from a foreign third party. If the applicable law of the foreign country renders it difficult or impossible for the Bank to return assets deposited abroad or to transfer the proceeds from the sale of such assets, the Bank shall only be obliged to procure for the client a claim for the return of property or payment of the sums involved, provided that such a claim exists and is assignable.

At the Bank’s discretion, Safe Custody Assets may be registered to a client or segregated i.e. held in custody under the client’s name. The client hereby accepts the disclosure of its name to the third party depository. Alternatively, the Bank may register the assets in its own name or in the name of a third party, in either case for the account and at the risk of the client.

Safe Custody Assets redeemable by drawings may also be held according to their type in collective safe custody; drawn lots shall be allocated among the depositors by the Bank, using a method which guarantees all depositors the same chance of inclusion in the sub-drawing as under the main drawing.

The client acknowledges that neither he nor other parties involved in the banking relationship or the assets may directly issue instructions to counterparties of the Bank (e.g. custodians, brokers, issuers, etc.).

Art. 11          Administration

The Bank shall, without specific instructions from the client, take care of the usual administrative actions such as the receipt of dividends, interest, and repayable capital, monitoring of drawings, redemptions, conversions, and subscription rights, etc. In this regard the Bank shall normally require clients to take the measures incumbent on them pursuant to the paragraphs of this provision set out below and to make the necessary arrangements so that the usual administrative actions can be taken, without however obligating itself in this respect. In this regard the Bank shall rely on the customary information media available to it but does not assume any responsibility therefore. The administrative actions in respect of registered shares without coupons shall be carried out only if the address for delivery of dividends and subscription rights is that of the Bank.

Unless otherwise agreed, it shall be the responsibility of the client to take all other measures to preserve the rights associated with the Safe Custody Assets, such as, in particular, issuing instructions for handling conversions, exercising, purchasing or selling subscription rights, and exercising con- version rights. If instructions from the client are not received in time, the Bank shall be authorized, but not obliged, to act at its discretion while protecting the client’s interests (including debiting the client’s account, for example, when exercising subscription rights).

The client is responsible for complying with any reporting obligations associated with the Safe Custody Assets vis-à- vis issuers, companies, authorities, stock exchanges and/or other third parties, even if the Safe Custody Assets are not registered in the client’s name at the depository. The Bank is entitled but not obliged to inform the client about reporting obligations or to execute them on the client’s behalf.

If the Bank conducts loss threshold reporting, the calculation is based on the latest ordinary investment report and the total assets shown therein.

Amounts credited as part of administration are usually net. In particular, withholding taxes, stamp duties, or other taxes claimed or debited by issuers, custodians, or paying agents are to be borne by the client. The Bank reserves the right to pass on any subsequent charges for such taxes to the client. The Bank is not obligated to verify or ensure that withholding taxes can be reduced or reclaimed. The client is solely responsible for assessing the tax implications associated with Safe Custody Assets.

Art. 12          Fiduciary Acceptance of Safe Custody Assets

If it is not customary or possible for title to the Safe Custody Assets to be vested in the client, the Bank may purchase the Safe Custody Assets or have them purchased in its own name or in the name of a third party and exercise the rights arising therefrom or have them exercised, at all times for the account and at the risk of the client.

Art. 13          Credits and Debits

Amounts (principal, income, fees, expenses, etc.) shall be credited or debited to the account pursuant to the booking instructions as agreed, unless instructed otherwise by the client. Such amounts shall be converted into the currency of the relevant account if necessary.

Changes to the account instructions must be received by the Bank at least five bank business days before the transaction falls due.

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Art. 14          Statements

The Bank shall provide the client with a statement of the Safe Custody Assets in the safekeeping account, usually at the end of the year. The statement may also include other assets which are not subject to these Safe Custody Regulations. Book-entry securities are not specially designated as such.

Safekeeping account valuations shall be based on market values taken from the usual bank sources of information. The Bank assumes no liability for the accuracy of this information and therefore for the accuracy of the valuations and assumes no liability for other information in connection with the booked assets.

Art. 15          Cancellation, Reversal and Non-Execution of Orders Involving Safe Custody Assets

The Bank reserves the right to cancel or reverse orders involving Safe Custody Assets, if a) there is insufficient cover available, b) the Bank has any doubts as to the power of disposal of the instructing party or c) in particular, they are contrary to the legal, regulatory or internal bank guidelines, official provisions, or national or international sanctions or agreements (e.g. pledges) that the Bank must comply with. If the same conditions outlined above apply, the Bank is not obligated to execute orders.

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Information Brochure
Information on the Disclosure of Client Data for Payment Transactions, for Transactions in Securities and Other Financial Instruments, and for Services, Especially with a Foreign Connection

In this letter, you will find important information regarding the disclosure of client data in connection with transactions and services that the bank provides you with, such as

◾          Payment transactions (incoming and outgoing payments),

◾          Purchase, receipt and delivery, custody and sale of securities and other financial instruments and/or safekeeping account assets,

◾          Other transactions and services such as foreign exchange and precious metals transactions and derivatives/OTC transactions,

especially those with a foreign connection.

This letter explains the relevant provision contained in Art. 18 paragraph 1 b) of the General Conditions of Credit Suisse (Switzerland) Ltd. (hereinafter referred to as the Bank) and supplements the brochures regarding the disclosure of client details issued by the Swiss Bankers Association (SBA). Please note that Art. 18 paragraph 1 b) of the General Conditions of the Bank should also be understood as a supplement to Art. 17 of the Conditions for Payment Transactions of the Bank.

Global Developments

Worldwide, there is an increase and escalation of laws, regulations, contractual and other provisions, business and trade practices, as well as compliance standards, that are potentially relevant to the transactions and services offered by the Bank. This development means that, for transactions and services, increased transparency and disclosure of data to third parties in Switzerland and abroad may be required; the latter may be required especially in cross-border payment transactions, payment transactions, or any other transactions and services involving foreign currencies, when foreign exchanges or trading partners are involved or in connection with foreign securities and other financial instruments and/or safekeeping account assets.

Scope and Purpose

The basis for the disclosure in connection with the aforementioned transactions and services differs from country to country, according to local conditions, or according to the requirements of the third parties involved in the transactions and services. Disclosure may be required to enable the Bank, in individual cases or in general, to execute or provide the relevant transactions or services, or to generally comply with laws and regulations, contractual and other provisions, business and trade practices, as well as compliance standards, that are potentially relevant for the aforementioned transactions and services in a country or transaction with involved third parties. For instance, this may be the case

◾          if local licenses require it,

◾          if it is required as part of registration (e.g. for the registration of transactions or securities),

◾          if client rights must be asserted (e.g. for the execution of corporate actions in connection with safekeeping account assets in custody),

◾          in connection with locally applicable holding limits or hold- ing regulations,

◾          to comply with local disclosure or reporting obligations,

because the compliance standards of involved third parties requires the proactive disclosure of relevant information or can trigger queries at the Bank (e.g. due to the monitoring systems used), especially in the fight against money laundering, terrorist financing, or corruption, as well as in relation to sanctions or politically exposed persons (PEP).

Annex

Examples: Disclosure of information by the Bank regarding individual transactions and their background, as well as transmission of documents, such as passport copies, to enable the processing of a client instruction or a response to a request from a correspondent bank concerning money laundering or sanctions.

Furthermore, exclusion of liability applies if the bank is prevented from disclosing client data for legal or regulatory reasons.

Affected Data

Data that may need to be disclosed for transactions and ser- vices varies from case to case and may include:

◾          information about the client, authorized representatives, beneficial owners, and other involved parties (e.g. name, registered office, domicile, address, nationality of these persons),

◾          information about the affected transactions or services (e.g. purpose, economic background, and other background information about the transactions and services), as well as

◾          information on the client’s business relationship with the Bank (e.g. scope, status, purpose, historical data, other transactions executed in the course of the business relationship).

Type and Time of Disclosure

The information can be disclosed through any means. In particular, this includes transfer via telecommunications (including electronic data transmission), but also the physical transmission of documents (e.g. passport copies). Disclosure may be required before, during, and after the execution of a transaction or service.

Information Recipients

Involved third parties who qualify as information recipients are for instance stock exchanges, brokers, banks (especially correspondent banks), trade repositories, processing units and third-party custodians, issuers, authorities or their representatives, and other companies involved in the transactions or services in Switzerland and abroad. It is possible that such third parties will communicate the received information to other parties. For instance, they may entrust processing to their own processing centers.

Data Security in Switzerland and Abroad

Security is an integral part of the Bank. For this reason, it protects the data of its clients with proven security standards following security systems and processes, and develops them on an ongoing basis. All group companies of the Bank in Switzerland and abroad are subject to these security standards and are regularly reviewed.

If data is made available to an information recipient abroad, the bank client confidentiality protection guaranteed by Swiss law no longer applies. Furthermore, data may reach countries that guarantee less extensive data protection than Switzerland.

Contact

Your client advisor or contact center will be pleased to help if you have any questions.

© 2019, CREDIT SUISSE (Switzerland) Ltd.

Annex

Credit Suisse (Schweiz) AG
Control Agreement

Annex 4:

List of Securities

Exported on 24.12.2020 11:28:56 EET

Positions

Value as of 23.12.2020

USD 113,649,465

Of which Accrued Interest USD 8,283

Portfolio Number [***]

Holder Blenheim Holdings Ltd., Hamilton

Nominal/Number	Description Valor	Maturity	Price Purchase Price	Value in USD Accrued Interest	Change % Change USD
Equities & Similar				112,048,000
475,409	REGISTERED SHS GASLOG LTD USD 0.01 18219761		USD 3.76 USD 2.80	1,787,538 0	34.29% 456,393
29,324,591	REGISTERED SHS GASLOG LTD USD 0.01 18219761		USD 3.76 USD 23.30	110,260,462 0	-83.86% -573,086,750
¹ Real time data is shown upon availability and transactions might not be booked real time into cash accounts.

Support for Corporate Clients:
Switzerland: 0800 88 11 88 / International: +41 800 88 11 88

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Credit Suisse (Schweiz) AG
Control Agreement

Annex 5:

Notice of Default

From: Secured Party
To: Custodian
Copy: Security Provider

[Place | Date]
Notice of Default
Capitalized terms used in this Notice of Default shall have the meanings assigned to them in the Control Agreement dated December 31, 2020, by and between Blenheim Holdings Ltd. as Security Provider, Citibank, N.A., London Branch as Secured Party and Credit Suisse (Switzerland) Ltd. as Custodian.
Pursuant to Section 5(b) of the Control Agreement we hereby inform you that an Event of Default as defined in the Facility Agreement occurred.

Sincerely yours,
On behalf of ………………………….